SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              WEB4BOATS.COM, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                             84-1080043
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                 P.O. Box 1028
                          La Jolla, California 92038
                                (858) 459-2628
                   (Address of principal executive offices)

               Individual Plans for Mark Carton; Hector Beltran;
                Dennis Schlagel; Daniel Thornton; Jeffrey Herm
                             (Full title of plan)

                               Mr. Dennis Schlagel
                                   President
                                 P.O. Box 1028
                              La Jolla, CA 92038
                    (Name and address of agent for service)

                                (858) 459-2628
          (Telephone number, including area code of agent for service)

                          CALCULATION OF REGISTRATION FEE
=============================================================================
Title of                      Proposed maximum  Proposed maximum    Amount of
securities     Amount to be  offering price  Aggregate offering  Registration
to be registered  registered      per share         Price             fee
=============================================================================
Common Stock
($.001 par
value)         1,575,000        $0.155            $244,125         $64.45
=============================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on July 26, 2000.









                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by Web4Boats.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

          (a) the Company's General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB;

          (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

          (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

          Our certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent allowed by the laws of Delaware. Our bylaws provide that no director of officer of the Company shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Company, unless the same has resulted from his or her own willful misconduct, willful neglect or negligence. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our Company shall be paid by the Company unless such officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

          This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Fee Agreement Mark Carton

     4.2       Consulting Agreement for Hector Beltran

     4.3       Consulting Agreement Daniel Thornton

     4.4       Fee Agreement Jeffrey Herm, P.C.

     4.5       Consulting Agreement Dennis Schlagel

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     5.2 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     23.3      Consent of Counsel (Included as part of Exhibit 5.2)

     24        Power of Attorney (Contained within Signature Page)

Item 9.   Undertakings

(a)       The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on July 28, 2000.


                               Web4Boats.com, Inc.


                               By:  /s/ Dennis Schlagel
                                    ----------------------------------
                                    Dennis Schlagel, President & Director















                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Schlagel and Blair J. Merriam, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date
----------                  -----                            ----

/s/ Blair J. Merriam     General Manager                July 28, 2000
--------------------
Blair J. Merriam

/s/ Dennis Schlagel      Chief Financial Officer and    July 28, 2000
--------------------     Chief Accounting Officer
Dennis Schlagel

/s/ Daniel Thornton      Director                       July 28, 2000
--------------------
Daniel Thornton
























                               INDEX TO EXHIBITS

     Exhibit                                                     Sequentially
     NO.                    Description                        Numbered Pages
     ---                    -----------                        --------------

     4.1       Fee Agreement Mark Carton

     4.2       Consulting Agreement for Hector Beltran

     4.3       Consulting Agreement Daniel Thornton

     4.4       Fee Agreement Jeffrey Herm, P.C.

     4.5       Consulting Agreement Dennis Schlagel

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     5.2 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     23.3      Consent of Counsel (Included as part of Exhibit 5.2)

     24        Power of Attorney (Contained within Signature Page)





























                                                                  Exhibit 4.1

MARK CARTON, Attorney at Law_________________________________________________
                                            2744 Sacramento Street, Suite 208
                                              San Francisco, California 94115
                                                          Tel: (415) 567-5517
                                                          Fax: (415) 563-4202
                                                        mcarton@earthlink.net



July 20, 2000



Dennis Schlagel
Web4Boats.com, Inc.
P.  O. Box 1028
La Jolla, CA 92038-1028

RE: S-8 Stock/Legal Services Rendered

Dear Dennis:

This will confirm that I am giving authority to Web4Boats.com, Inc. to issue 25,000 shares of S-8 stock in my name for my services rendered to the company for the months of April, May and June, 2000. The value of my services owing for these three months is $3,750, and I hereby accept the above stated quantity of stock at its value of fifteen cents ($0.15) per share. It is acceptable to, and agreed to by me that the shares be issued in the company's next S-8 registration in July, 2000.

Sincerely,

/s/ Mark Carton
---------------------
Mark Carton


Agreed to and accepted.

/s/ Dennis Schlagel
----------------------
by Dennis Schlagel
President
Web4Boats.com, Inc.











                                                                  Exhibit 4.2

                             CONSULTING AGREEMENT

     This Agreement (the "Agreement") is made and entered into on July 17, 2000, by and between Web4Boats.com, Inc. ("the Corporation"), a Delaware corporation, and Hector Beltran ("the Consultant")(herein collectively referred to as "the Parties").

     The Parties hereto agree to enter into this Agreement under the following terms and conditions.

     1)  The Consultant shall render the following services to the
Corporation:

          a) Sales and promotion of the Corporation and its services throughout Mexico with special attention to Mexico's coastal resort areas;

          b) Act as an advisor to the Corporation with respect to the communications and information disseminated to the Mexican public;

          c) Act as an advisor to the Corporation with respect to the planning, designing, developing, organizing, and writing and distributing of the materials and content required to develop and maintain the Corporation's business in Mexico; and

          d) Act as advisor to the Corporation with respect to hiring and retaining outside consultants, outsource services, and any and all providers necessary for the development and growth of the Corporation's business in Mexico.

     2) The Consultant shall not disclose to any third Party any confidential non-public information furnished by the Corporation or otherwise obtained by it with respect to the Corporation.

     3) The Corporation shall use it's best efforts to promptly supply to the Consultant full and complete copies of any and all documents and information necessary for the Consultant to fulfill it's part of this Agreement.

     4) The Consultant shall be entitled to the following compensation for services to be rendered:

          a) 1,000,000 shares of the Corporation's Common Stock valued at $0.15 per share (the closing bid price for the Corporation's Common Stock on the effective date of this Agreement).

     5) The term of this Agreement shall be one (1) year from the date set forth above. The Parties shall have the option of renewing this Agreement prior to the termination date set forth herein.

     6) The Parties may not amend or modify this Agreement unless such amendment or modification is in writing and signed by both Parties hereto.

     7) This Agreement may be executed in any number of counterparts delivered through facsimile transmission. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effect on the date set forth above.

WEB4BOATS.COM                       HECTOR BELTRAN
P.O. Box 1028                       Bahia Kino A.C.
La Jolla,  CA  92038                Bahia Kino, Sonora
                                    Mexico 83340

BY: /s/ Dennis Schlagel             BY:/s/ Hector Beltran
     Dennis Schlagel                    Hector Beltran
     President












































                                                                  Exhibit 4.3

July 28, 2000



Dennis Schlagel
Web4boats.com, Inc.
PO Box 1028
La Jolla, CA 92038-1028


Re: S-8 Stock for Services Rendered


Dear Dennis,

This will confirm that I am giving authority to Web4boats.com, Inc. to issue 25,000 shares of S-8 stock in my name for services rendered to the company for the months of April, May and June, 2000. The value of my services owing for these three months is $3,750, and I hereby accept the above stated quantity of stock at its value of fifteen cents ($0.15) per share. It is acceptable to, and agreed to by me that the shares be issued in the company's next S-8 registration in July, 2000.

Sincerely,

/s/ Daniel Thornton
---------------------
Daniel Thornton


Agreed to and accepted.

/s/ Dennis Schlagel
----------------------
by Dennis Schlagel
President
Web4Boats.com, Inc.


















                                                                  Exhibit 4.4

                               Jeffrey Herm, P.C.
                                Attorney at Law
                           1625 Broadway, Suite 770
                               Denver, CO 80202
                                                       Office: (303) 592-5444
                                                          Fax: (303) 592-5439
                                                Email:  jherm@JeffreyHerm.com

                                   July 24, 2000

Mr. Dennis Schlagel, President
Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, California 92038
                Re:  Fee Proposal

Dear Mr. Schlagel:

      As a result of our recent discussions, we have reached a general understanding regarding fees and expenses payable to our firm.

      Web4Boats.com, Inc. (the "Company") shall issue a total of 25,000 shares to us in payment of a portion of our fees. The amount of fees so paid shall be determined by the amount of gross proceeds realized upon liquidation of the shares from time to time and credited against our statement for services at our customary hourly rates and disbursements made by the firm for various costs and expenses.

      If the foregoing accurately represents our agreement and understanding, please so indicate by signing one copy of this letter and returning it to the undersigned.

      For purposes of qualifying for use of Form S-8, this firm is solely owned by Jeffrey Herm, Esq. and it has no other employees.

      If you have any additional questions or comments concerning this letter, the fee arrangement or any other matter, please do not hesitate to contact the undersigned.

                                     Sincerely,
                                     JEFFREY HERM, P.C.

						/s/ Jeffrey Herm
                                     ----------------------
                                     Jeffrey Herm

ACCEPTED AND AGREED TO this
28th   day of July     ,2000
------        --------

Web4Boats.com, Inc.

/s/ Dennis Schlagel
------------------------
Dennis Schlagel, President
                                                                  Exhibit 4.5

July 28, 2000




Daniel W. Thornton
Web4boats.com, Inc.
PO Box 1028
La Jolla, CA 92038-1028


Re: S-8 Stock for Services Rendered


Dear Daniel,

This will confirm that I am giving authority to Web4boats.com, Inc. to issue 500,000 shares of S-8 stock in my name for services rendered to the company for the months of January, February, March, April, May and June, 2000. The value of my services owing for these six months is $75,000.00, and I hereby accept the above stated quantity of stock at its value of fifteen cents ($0.15) per share. It is acceptable to, and agreed to by me that the shares be issued in the company's next S-8 registration in July, 2000.

Sincerely,

/s/ Dennis Schlagel
---------------------
Dennis Schlagel


Agreed to and accepted.

/s/ Daniel Thornton
----------------------
by Daniel Thornton
President
Web4Boats.com, Inc.

















                                                                  Exhibit 5.1


                               Jeffrey Herm, P.C.
                                Attorney at Law
                           1625 Broadway, Suite 770
                               Denver, CO 80202
                                                       Office: (303) 592-5444
	                                                    Fax: (303) 592-5439
                                                Email:  jherm@JeffreyHerm.com

                                July 28, 2000

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

		Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

		We have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 1,550,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's individual plans with Hector Beltran, Mark Carton, Dennis Schlagel and Daniel Thornton (the "Plans").

     We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as we have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

     Based on the foregoing, it is our opinion that the shares of Common Stock issuable under the Plans are duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

					JEFFREY HERM, P.C.




					By:  /s/ Jeffrey Herm
                                   -------------------------
                                   Jeffrey Herm, Esq.



                                                                  Exhibit 5.2

MARK CARTON, Attorney at Law
__________________________________________
                                            2744 Sacramento Street, Suite 208
                                              San Francisco, California 94115
                                                          Tel: (415) 567-5517
                                                          Fax: (415) 563-4202
                                                        mcarton@earthlink.net


July 19, 2000

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 25,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's Fee Agreement with Jeffrey Herm, Esq. (the "Herm Plan").

     We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as we have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

      Based on the foregoing, it is our opinion that the shares of Common Stock issuable under the Herm Plan are duly authorized and, when issued in accordance with the Herm Plan, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Mark Carton, Esq.
/s/ Mark Carton









                                                                 Exhibit 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

I hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 18, 2000 appearing in Web4Boats.com, Inc.'s Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB for the fiscal year ended March 31, 2000.




/s/ Carl S. Sanko
- ----------------------
Carl S. Sanko

Chatsworth, California
July 14, 2000